EXHIBIT 99.1

                               PSB HOLDINGS, INC.
                                 40 Main Street
                                Putnam, CT 06260


For Immediate Release

CONTACT: Robert J. Halloran, Jr., Chief Financial Officer
         (860) 928-6501

                       PSB Holdings, Inc. Reports Earnings
                    For the Twelve Months Ended June 30, 2005

PUTNAM, CT, August 17, 2005 - PSB Holdings, Inc. (the "Company") (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $1.27 million for the twelve months ended June 30, 2005, including a one-time expense of $1.24 million to establish and fund a new Putnam Savings Foundation versus net income of $1.55 million for the twelve months ended June 30, 2004, a decrease of $283,000 or 18.2%. Excluding the charge for the charitable foundation, net income would have been $2.08 million for the twelve months ended June 30, 2005, an increase of $530,000 or 34.1 % over net income for the twelve months ended June 30, 2004.

"Our excellent year-end results are a fitting ending to one of the most exciting years in our history," noted President and Chief Executive Officer Bob Cocks. "During the past fiscal year we successfully completed our stock offering, raising $29.0 million in new capital. Proceeds from the offering enabled us to initiate the acquisition of three People's Bank branch offices in Plainfield, Griswold and Ledyard (Gales Ferry), which we expect to be completed this fall. This acquisition enables us to not only strengthen our position in Windham County, but also expand our branch network into New London County. The addition of these three offices also accelerates our de novo branching strategy by several years. We fully expect the acquisition will be accretive within one year following the complete integration of the branches into our system."

Net Interest Income

Net interest income for the twelve months ended June 30, 2005 increased by $1.78 million or 24.1% over the twelve months ended June 30, 2004. This increase was primarily due to the growth in average interest-earning assets to $308.5 million for the twelve months ended June 30, 2005 from $240.6 million for the twelve months ended June 30, 2004.

Provision for Loan Loss

The provision for loan loss was $135,000 for the twelve months ended June 30, 2005 as compared to $60,000 for the twelve months ended June 30, 2004. This was primarily due to an increase in total loans of $29.1 million since June 30, 2004.

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Noninterest Income and Expense

Noninterest income for the twelve months ended June 30, 2005 was $1.22 million, a decrease of $55,000 from the twelve months ended June 30, 2004. Noninterest expense for the twelve months ended June 30, 2005 was $8.63 million, an increase of $2.21 million over the twelve months ended June 30, 2004, reflecting the $1.24 million expense to establish the new Putnam Savings Foundation. Excluding the charitable foundation expense, noninterest expense for the twelve months ended June 30, 2005 would have been $7.40 million, an increase of $976,000 over the same period ended June 30, 2004.

Asset Growth

The Company's total assets increased by $58.6 million, or 21.0%, to $337.6 million at June 30, 2005 from $279.1 million at June 30, 2004. The growth in assets reflected approximately $29.0 million raised in the Company's recently completed minority stock offering, an increase in deposits of $14.7 million and an increase in borrowed funds of $13.5 million. As a result of these increases, investment securities grew by $26.5 million, or 20.9%, and total loans increased by $29.1 million, or 21.2% since June 30, 2004. The twelve month increase in total loans reflected the continued strong performance by the Company's Business Banking Group and Residential Lending. The commercial loan portfolio increased by $7.7 million or 31.2%, and the residential loan portfolio grew by $21.4 million or 19.0%. Total deposits were $218.1 million at June 30, 2005, an increase of $14.7 million or 7.2% over total deposits at June 30, 2004.

"We are very pleased with the growth and performance of our loan portfolio, particularly our commercial loan portfolio, which now represents 19.5% of our total portfolio", said President Cocks. "This growth is especially gratifying as it is reflective of our mission to be the community bank of choice for the people and businesses in eastern Connecticut."

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its four offices located in Putnam, Pomfret Center, Danielson and Plainfield, Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Stock Market under the symbol PSBH. Investor information is available on Putnam Savings Bank's web site at www.putnamsavings.com.

Statements contained in this news release which are not historical facts, are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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


PSB HOLDINGS, INC.                                                   Statistical Summary
                                                                         (Unaudited)
                                                                    (dollars in thousands)

                                                                   As of June 30,            As of June 30,
Assets                                                                 2005                       2004
Cash and due from banks                                           $   7,705                  $   5,327
Federal Funds Sold                                                $       -                      2,100
-----------------------------------------------------------------------------------------------------------------
   Total Cash and cash equivalents                                $   7,705                  $   7,427
Investment securities, at fair value                              $ 153,405                  $ 126,866
Loans                                                             $ 166,365                  $ 137,238
  Less: Reserve for loan loss                                     $  (1,359)                    (1,285)
-----------------------------------------------------------------------------------------------------------------
     Net Loans                                                    $ 165,006                  $ 135,953
Premises and Equipment                                            $   4,514                  $   4,151
Other Real Estate Owned                                           $       -                  $       -
Deposit for branch acquisitions                                   $   1,888                  $       -
Other Assets                                                      $   5,117                  $   4,688
-----------------------------------------------------------------------------------------------------------------
   Total Assets                                                   $ 337,635                  $ 279,085
=================================================================================================================

Liabilities and Capital
Deposits                                                          $ 218,123                  $ 203,397
Borrowed Funds                                                    $  63,734                  $  50,240
Mortgagors' escrow accounts                                       $   1,029                  $     895
Other liabilities                                                 $   1,729                  $   1,251
-----------------------------------------------------------------------------------------------------------------
   Total Liabilities                                              $ 284,615                  $ 255,783
   Total Capital                                                  $  53,020                  $  23,302
-----------------------------------------------------------------------------------------------------------------
   Total Liabilities and Capital                                  $ 337,635                  $ 279,085
=================================================================================================================

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

                                                                                 For the Years
                                                                                    Ended
Income Statement                                                    06/30/05                   06/30/04
-----------------------------------------------------------------------------------------------------------------
Interest and dividend income                                      $  14,768                   $ 12,068
Interest expense                                                  $   5,572                   $  4,656
-----------------------------------------------------------------------------------------------------------------
   Net interest and dividend income                               $   9,196                   $  7,412
Provision for loan losses                                         $     135                   $     60
-----------------------------------------------------------------------------------------------------------------
   Net Interest income after provision for loan loss              $   9,061                   $  7,352
Non-interest income                                               $   1,218                   $  1,273
Non-interest expense                                              $   8,631                   $  6,420
-----------------------------------------------------------------------------------------------------------------
  Income before taxes                                             $   1,648                   $  2,205
Provision for taxes                                               $     379                   $    653
-----------------------------------------------------------------------------------------------------------------
   Net Income                                                     $   1,269                   $  1,552
=================================================================================================================


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